UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 4, 2005 (September 28, 2005)
Cole Credit Property Trust II, Inc.
(Exact Name of Registrant as Specified in Its Charter)
333-121094

Maryland (State or other jurisdiction of incorporation or organization)	(1933 Act) (Commission File Number)	20-1676382 (I.R.S. Employer Identification No.)
2555 East Camelback Road, Suite 400, Phoenix, Arizona
85016
(Address of principal executive offices)
(Zip Code)
(602) 778-8700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 28, 2005, Cole WG Brainerd MN, LLC, a Delaware limited liability company (the “Buyer”), a wholly-owned subsidiary of Cole Operating Partnership II, LP, the operating partnership of Cole Credit Property Trust II, Inc. (the “Company”), entered into an agreement of purchase and sale (as amended, the “Agreement”) with Brainerd Drugstore, LLC, a Colorado limited liability company (the “Seller”), which is not affiliated with the Company, its advisor or affiliates. Series A, LLC, which is an affiliate of the Company and the Company’s advisor, was the original purchaser under the Agreement and assigned its rights and obligations under the Agreement to the Buyer. Pursuant to the Agreement, the Buyer agrees to purchase all of the Seller’s interest in a 15,076 square foot single-tenant retail building on an approximately 2.07 acre site located in Brainerd, Minnesota (the “Property”), for a gross purchase price of $4,328,500, exclusive of closing costs. The Property was constructed in 2000 and is leased to Walgreen Co. (“Walgreens”) through June 30, 2020.
     Pursuant to the terms of the Agreement, the closing of the transaction is expected to occur on or about October 6, 2005. The Agreement contains customary representations and warranties and customary indemnification provisions.
      In connection with the entry into the Agreement, the Buyer paid $50,000 as an earnest money deposit (the “Deposit”) to an escrow agent. Upon the consummation of the purchase and sale transaction contemplated by the Agreement, the Deposit will be applied to the purchase price. The Deposit is non-refundable and if the transaction is not consummated as a result of a Buyer default, the Deposit shall be paid to the Seller as liquidated damages.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLE CREDIT PROPERTY TRUST II, INC.
Dated: October 4, 2005	By:	/s/ Blair D. Koblenz Blair D. Koblenz Chief Financial Officer and Executive Vice President